Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Roivant Sciences Ltd. 2021 Equity Incentive Plan, the Roivant Sciences Ltd. Employee Stock Purchase Plan, and the Roivant Sciences Ltd. Amended and Restated 2015 Equity Incentive Plan of our report dated June 30, 2021, with respect to the consolidated financial statements of Roivant Sciences Ltd. included in the Proxy Statement of Montes Archimedes Acquisition Corp. that is made a part of the Registration Statement (Form S-4 No. 333-256165) and Prospectus of Roivant Sciences Ltd., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

October 8, 2021